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  THIS EMPLOYMENT AGREEMENT entered into as of the 1st day of April A.D. 1997.

BETWEEN:

                 VERITAS DGC INC., a Delaware corporation, having an office in Houston, Texas
                 (hereinafter called the "Company")

                                                            OF THE FIRST PART

AND:

                 STEPHEN J. LUDLOW ("Ludlow")

                                                           OF THE SECOND PART

         WHEREAS, the Company is engaged in the business of the acquisition and processing of seismic data and other activities related to the oil and gas industry and is desirous of engaging the services of Ludlow in the capacity of President and Chief Operating Officer;

         AND WHEREAS the Company and Ludlow have agreed to the compensation, terms and conditions hereinafter set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants hereinafter contained, the parties hereto covenant and agree as follows, namely:

         1. The Company agrees to retain the services of Ludlow and Ludlow hereby agrees to provide managerial services to the Company for a period of twenty-four (24) months, commencing on the 1st day of April, A.D. 1997 and continuing until the 31st day of March, A.D. 1999, at which time this Agreement shall be automatically renewed for successive one (1) year periods on the anniversary date of the Agreement unless terminated by either party hereto on written notice to the other, such notice to be delivered at least thirty (30) days prior to the expiry of the initial twenty-four (24) month period or any renewal thereof.

         In the event that the Company gives notice of non-renewal, or of termination, other than for just cause under Clause 5 hereof, Ludlow shall be entitled to receive from the Company within thirty (30) days an amount equal to twenty- four (24) months compensation at the rate set out in Clause 3(a)(i) or any amendment thereto.

         2. Ludlow shall provide his managerial expertise to the Company which shall include but not be limited to responsibility for the organization, financial management, administrative, technical direction, personnel relations and such other related duties and shall further devote his efforts, time, attention and ability to the business and affairs of the Company on a full time and
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exclusive basis.  Ludlow shall not have any business interest which is in direct competition with any business of the Company. If, in the reasonable opinion of the Company, Ludlow does acquire or becomes a competitor of any business of the Company, Ludlow agrees to immediately take such steps as may be necessary to divest himself of such interest within thirty (30) days of receipt of notice from the Company to that effect.

         3.      (a)      The compensation package paid to Ludlow for its
                 services shall be as follows, namely:

                 (i) a monthly fee of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) payable in two equal installments of Nine Thousand Three Hundred Seventy-Five Dollars ($9,375.00), such payments being due and payable on the 15th and last day of each month, commencing April 15, 1997.

                 (ii) such further and additional payments to Ludlow by way of bonuses, or other remuneration as from time to time determined by the Board of Directors of the Company. Any such payments will be based on increased earnings and cash flow per share achieved by Ludlow, and such other financial and non-financial targets as the Board of Directors set from year to year.

         4. Ludlow shall be reimbursed by the Company for all expenses actually and properly incurred by him in connection with his duties hereunder, and for all such expenses he shall furnish statements and voucher to the Company. Ludlow shall also have a vehicle for use in performing his duties hereunder, and the Company shall from time to time compensate him for expenses associated with the said vehicle in a manner determined by the Board of Directors of the Company.

         5. The parties hereto each agree that this Contract may be terminated by the Company for just cause immediately upon the giving of written notice by the Company to Ludlow specifying the effective date of termination and as well specifying the event or events which constitute the "just cause" for terminating this contract.

         6. In consideration of the fees payable to Ludlow hereunder, he agrees that he shall not at any time during the term of this Agreement nor for a period of one year thereafter divulge to any person, firm or corporation the names of any or all of the clients or customers of the Company any special knowledge, method or confidential information obtained by him during the term of this Agreement.

         7. Any notice to be given pursuant to this Agreement shall be sufficiently given if served personally, or by facsimile transmission, or mailed, prepaid and registered, addressed to the proper party as follows:



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                          Veritas DGC Inc.
                          3701 Kirby Drive, Suite 112
                          Houston, Texas  77098
                          Attention:  David B. Robson

                          Stephen J. Ludlow
                          2719 Lakeside Village Drive
                          Missouri City, Texas  77459

The above addresses may be changed at any time hereafter by giving thirty (30) days written notice as hereinabove provided. The date of the receipt of any such notice shall be deemed conclusively to be the date of delivery if such notice is served personally or by facsimile transmission or if mailed, three
(3) days after such mailing. In the event of a known interruption of postal service, service of notice shall be by delivery only.

         8. This Agreement shall be governed by and construed under the laws of the State of Texas.

         9. This Agreement shall inure to the benefit of and binding upon the Company and its successors and assigns.

         10. The parties agree that they have expressed herein their understanding and agreement covering the subject matter of this Agreement. It is expressly agreed that no implied covenant, condition, term or reservation shall be read into this Agreement relating to or concerning the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement, all as of the day, month and year first above written.

                                        VERITAS DGC INC.


                                        By:      /s/ David B. Robson
                                           ------------------------------------
                                                 David B. Robson,
                                                 Chairman of the Board and
                                                 Chief Executive Officer



                                                 /s/ Stephen J. Ludlow
                                        ---------------------------------------
                                                 Stephen J. Ludlow





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